Stifel Reports July 2026 Operating Data

ST. LOUIS, MO, August 27, 2026 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for July 31, 2026, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Record fee-based client assets of $240 billion and total client assets of $578 increased 17% and 13%, respectively, year-over-year after excluding the impact of the SIA sale. Growth was driven by strong markets and solid recruiting. We remain on track to reach our full year loan guidance of $4 billion. Total loans grew more than 3% in the month of July led by continued strength in fund banking and residential mortgages. Treasury deposits increased more than $600 million in July, reflecting continued growth in venture deposits. Client money market and insured product balances declined by 5% during the month, primarily due to lower sweep balances.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	7/31/2026	7/31/2025 (1)	6/30/2026	7/31/2025	6/30/2026

Total client assets	$578,402	$522,303	$580,077	11%	(0%)

Fee-based client assets	$239,844	$209,084	$239,777	15%	0%

Private Client Group fee-based client assets	$209,901	$182,534	$210,049	15%	(0%)

Bank loans, net (includes loans held for sale)	$25,624	$21,605	$24,805	19%	3%

Client money market and insured product (2)	$24,062	$25,683	$25,398	(6%)	(5%)

Treasury deposits (3)	$11,501	$7,246	$10,839	59%	6%

(1)

Total client assets and Private Client Group fee-based client assets as of July 31, 2025, include $9.8 billion and $4.6 billion, respectively, of client assets from the Stifel Independent Advisors business that was sold on February 2, 2026.

(2)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.
(3)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a diversified financial services firm providing wealth management, commercial and investment banking, trading, and research services to individuals, institutions, and municipalities. Founded in 1890 and headquartered in St. Louis, Missouri, the firm operates more than 400 offices across the United States and in major global financial centers. As a firm where success meets success, Stifel works closely with retail and institutional clients aiming to transform opportunities into achievement. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271-3610 | www.stifel.com/investor-relations